Exhibit 10.af

AMENDMENT NO. 1 TO THE

TRUSTMARK CORPORATION

AMENDED AND RESTATED

STOCK AND INCENTIVE COMPENSATION PLAN

WHEREAS, Trustmark Corporation (the “Company”) sponsors the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the “Plan”), which was amended and restated effective April 28, 2015.

WHEREAS, pursuant to Section 16.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, subject to certain limitations;

WHEREAS, the Board wishes to amend the Plan solely to (1) increase the maximum aggregate number of shares available for issuance thereunder and (2) provide that, consistent with the Company’s current practices, the Company shall not pay dividends or dividend equivalents on shares underlying unvested awards granted under the Plan, unless any such dividends or divided equivalents are subject to the same restrictions, vesting and payment as the underlying unvested award, and believes that it is in the best interests of the Company and its shareholders to make such amendments; and

WHEREAS, this Amendment shall become effective upon the approval of this Amendment by the Company’s shareholders at the annual meeting of shareholders held on April 26, 2022 (the date of such approval, the “Effective Date”).

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows, effective as of the Effective Date:

1.
The first sentence of Section 4.1 of the Plan is amended and restated to read as follows:

Subject to adjustment as provided in Section 4.4 or Article XIV herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 3,000,000; provided, that effective April 26, 2022, such maximum aggregate number of shares shall be increased by 600,000 Shares, for a new maximum aggregate number of 3,600,000 Shares.

2.
Section 7.8 of the Plan is amended and restated to read as follows:

7.8 Dividends and Other Distributions. Unless otherwise provided in the Agreement, during the Period of Restriction, recipients of Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares; provided, however, that any such dividends or distributions shall in all cases be subject to the same restrictions, vesting and payment (including any restrictions on transferability and the rules for custody) as the Shares of Restricted Stock to which they are attributable.

3.
The first sentence of the second paragraph of Section 8.2 of the Plan is amended and restated to read as follows:

Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Restricted Stock Units shall have added to their rights all dividends and other distributions which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding; provided, however, that any such deemed dividends or distributions shall in all cases be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable.

4.
The second sentence of Section 10.2 of the Plan is amended and restated to read as follows:

The Committee may provide for payment of dividend equivalents with respect to each Performance Unit; provided, however, that any such dividend equivalents shall in all cases be subject to the same restrictions, vesting and payment as the Performance Units to which they are attributable.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed on behalf of the Company this 16th day of February, 2022.

TRUSTMARK CORPORATION

By: /s/ Duane A. Dewey

Duane A. Dewey, President and Chief Executive Officer